LightPath Technologies to Highlight Molded Infrared Aspheric Lenses at the Navy Opportunity Forum

LightPath Technologies Will Be Showcasing Its Molded Infrared Aspheric Lenses Performed Under a Navy SBIR at the Navy Opportunity Forum in Crystal City, VA From June 8th - 14th

ORLANDO, FL -- (Marketwire - June 01, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH) will be presenting the latest developments in Molded Infrared Aspheric optics at the Navy Opportunity Forum in Crystal City, VA from June 8th - 14th. LightPath Technologies, working under a Phase II SBIR from the U.S. Navy and under the direction of the Air Force Research Lab, has been expanding its molding capabilities for infrared (IR) lenses using chalcogenide glass. LightPath Technologies is transitioning this technology to provide infrared optics as part of thermal imaging, thermography and gas sensing systems. These expanding markets have a combined current estimated value of over $2.5 billion.

Jim Gaynor commented, "LightPath Technologies has been working with the US Navy and US Air Force to develop new technologies for molding infrared lenses. The SBIR contract has enabled LightPath to not only bring low cost, molded infrared optics to the defense market, but to also bring to market high volume infrared lenses for commercial OEM applications. LightPath Technologies is expanding into such high growth market areas as thermography, gas sensing and thermal imaging for commercial night vision systems."

Information about the Navy Opportunity Forum can be found on the web at www.navyopportunityforum.com.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet:  www.lightpath.com

Investor Contact:
Alliance Advisors, LLC
Mark McPartland
Vice President
+1 (914) 669-0222
Email: markmcp@allianceadvisors.net